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EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors and Stockholders
NPS Pharmaceuticals, Inc.

We consent to incorporation by reference in the registration statements (Nos. 33-79622, 333-17521, and 333-94269) on Forms S-8, and (Nos. 333-41758 and 333-76532) on Forms S-3 of NPS Pharmaceuticals, Inc. of our report dated January 30, 2003, except as to note 14 which is as of June 4, 2003, relating to the consolidated balance sheets of NPS Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, and for the period from October 22, 1986 (inception) to December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K/A of NPS Pharmaceuticals, Inc.

Our report refers to a change in the method of amortizing goodwill and intangible assets in 2002 and a change in the method of recognizing revenue on nonrefundable licensing fees in 2000.

/s/ KPMG LLP

Salt Lake City, Utah
June 5, 2003